Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Employee Stock Purchase Plan of SAVVIS, Inc. of our reports dated February 9, 2007, with respect to the consolidated financial statements and schedule of SAVVIS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, SAVVIS, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SAVVIS, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

October 26, 2007